Exhibit 99.2

AEGION CORPORATION
March 1, 2018
9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s fourth quarter and full year 2017 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Investor Relations. Katie, you may proceed.

Katie Cason:
Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Executive Vice President, General Counsel and Interim Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on Aegion’s website at aegion.com/investors/webcasts. You will find our Safe Harbor statement in the presentation and the press release issued yesterday evening.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you Katie and good morning to everyone joining us on the call today.

As you read in yesterday’s press release, Aegion’s full year 2017 adjusted diluted earnings per share came in at $1.03, modestly lower than results achieved in 2016. This was the outcome of a year marked by mixed results across Aegion, achieving records in certain parts of the business and taking decisive restructuring actions to correct other underperforming areas. This morning I will walk through what we hot right in 2017, where we faced challenges and how we addressed them, and our ongoing efforts to position the portfolio to deliver long-term shareholder value. I’ll also discuss our outlook for 2018 and turn the call to David for a more detailed discussion of our financial results.

Let’s start with a discussion of 2017 highlights on Slide 3. That includes - first and foremost - a discussion on safety. Maintaining a safe working environment remains our highest priority at Aegion. In 2017, Aegion's total OSHA recordable and lost time incident rates continued to rank in the industry's top safety tier.

We reduced the number of job-related accidents in 2017 that resulted in employee lost work time by 50% and the total number of OSHA recordable accidents by over 25%. We believe zero incidents are possible, and we remain committed to providing a safe work environment, the best available safety equipment and the proper training to drive consistent safety awareness and performance across all of Aegion.

Shifting to our operational results. Our Infrastructure Solutions North America CIPP business delivered exceptional performance in 2017 setting records for customer orders, revenues and adjusted operating profit contribution. This represents the sixth consecutive year of favorable conditions and improved financial performance. Several factors contributed to these results. Beginning with our decision to grow the business by rethinking our role on projects and pursuing a greater share of the available market opportunity. Instead of filling our traditional roles, as a specialty CIPP subcontractor, our sales team is increasingly leveraging our enhanced project and risk management capabilities to pursue larger, more complex bid packages as a prime contractor. Our ability to execute on larger projects was tested in 2017 with the successful completion of a $7.6 million dollar complex project in Halifax, Nova Scotia.

The project rehabilitated wastewater pipelines running beneath the yards of multi-million dollar residential properties in order to stop the flow of raw sewage into the Halifax Harbor. Our team overcame significant challenges including a tight deadline, limited access, numerous changes in the horizontal alignment of the pipe and a very small workspace. The project was completed on time, exceeded project margin expectations and was recently featured in Trenchless Technology magazine for its innovation and customer focus.

We also expanded our geographic reach by opening new offices in underserved regions in North America. Our deliberate, customer-focused approach yielded more than $100 million, or nearly 30% increase, in North America CIPP orders in 2017.

Another key earnings contributor in 2017 was the successful completion of the large deepwater pipe coating and insulation project, within the Corrosion Protection segment. The $130 million dollar project, the largest in our company's history, spanned more than 2 years from planning to execution and delivered better-than-expected income contribution and profitability. The project introduced the first of its kind insulation technology to provide pipeline flow assurances at depths greater than 7,000 feet with oil temperatures exceeding 370 degrees Fahrenheit and is another example of our strength and innovation in solving problems.

Our Energy Services segment also delivered strong performance in 2017 with 4 consecutive quarters of year-over-year improvement. This segment has become a solid earnings contributor following its restructuring in 2016. When Aegion acquired Brinderson in 2013, Energy Services' revenues totaled more than $200 million with approximately 40% attributed to upstream oil and gas customers. We’ve since shed this upstream exposure, and the segment was able to deliver nearly $300 million in revenues in 2017, almost exclusively from the less volatile downstream space in our core West Coast refinery market.

These strong results were largely driven by our success in supporting California refineries in their efforts to efficiently execute turnarounds and to comply with new state hiring requirements. In 2017, we transitioned our first two refinery maintenance contracts to our building trade subsidiary with additional transitions and bid opportunities anticipated in 2018. The segment also profited from the addition of safety services to its mix of offerings as well as an increase in small construction projects at sites where we are already embedded, as part of our efforts to be a full-service provider to our customer base.

In addition to notable operational wins within the segment, I also want to highlight our success in implementing a new sales culture across the organization. We have spoken at length in recent years about our investment in sales process training and our evolution to becoming a more customer-focused company.

This includes transforming our sales culture by implementing a consistent, commission-based sales approach across all segments and a common customer relationship management tool. We invested in a Chief Sales Officer, set sales expectations and now rank our sales team members based on results. Training our sales force to work with customers very early in the sales force to select the appropriate technology and to carefully define our scope is a critical element in our program. Perhaps more importantly, we made the conscious decision to pursue organic growth, not only through geographic market diversification and service expansion, but also by serving as a turnkey, cross-platform solutions provider to key accounts. The $3.3 million dollar rehabilitation of municipal potable water line with Tite Liner® in Laramie, Wyoming is an example of our team cross-selling technologies. The continued development of our sales organization to sell multiple offers is strategically important to Aegion as we develop and acquire new technologies.

These investments started paying dividends in 2017. Customer orders are up a remarkable 20% year-over-year, and we entered 2018 with increased backlog across all segments. While this impressive rate of growth is not expected to repeat itself in 2018, we feel confident in our sales organization's ability to deliver further increases in customer orders in the coming year and help drive our long-term growth targets in the low to mid-single digit range.

While we celebrate those successes, I am disappointed with the results in other areas of the business that created a significant drag on our performance. I'll walk through these challenges on Slide 4. Most notably, our North America Tyfo® Fibrwrap® Operation and our CIPP Contracting Operations in Australia and Denmark, all undergoing restructuring actions, experienced 2017 adjusted operating losses of nearly $16 million dollar, or $0.33 of adjusted diluted earnings per share.

We elected, in 2017, to exit the non-pipe contract application of our Tyfo® Fibrwrap® technology in North America and refocus our expertise in fiber reinforced polymers to promote third-party product sales and provide technical engineering support in the civil structural market. As we worked to complete remaining civil and structural work in backlog, projects and the loss position negatively impacted adjusted operating results. These projects are now largely behind us, and we feel good about our ability to return the remaining Fyfe business to a profitable position. In fact, the ongoing business was profitable in December and is expected to have a positive impact on Infrastructure Solutions' earnings in Q1.

In our Infrastructure Solutions CIPP businesses in Australia and Denmark, we experienced fixed overhead growth that did not match the market realities. This, combined with poor execution in several projects in backlog, led to considerable operations for both operations. In response, we initiated restructuring programs in both countries during the third quarter of 2017.

As we worked through these activities, we experienced prolonged project closeouts due to punch list items in both regions that drove higher-than-expected losses in the fourth quarter.

Our restructuring actions included the consolidation of regional offices to drive more centralized oversight and consistency, improved project management execution through leadership changes and the rightsizing of overheads to match market demand. We now currently have experienced expatriates in both countries to leverage best practices from our North America CIPP operations. In Australia, we've reduced the workforce by 35%, and in Denmark, by nearly 50%. We believe we are appropriately sized and structured to significantly improve profitability in both these operations in 2018 as compared to 2017.

Within the Corrosion Protection segment, successful performance in the large deepwater project was muted by weakness in our North America cathodic protection business. In Canada, ongoing weaknesses in oil and gas prices over the last several years, combined with an adverse political climate, has resulted in lower new investment in pipelines, which has limited the opportunity for our cathodic protection business in Canada. In the U.S., weak project execution led to significantly lower margins than we’ve seen historically.

To address these challenges, we completed restructuring efforts in Canada to right-size the organization to match market realities while the issues in the U.S. drove us to focus on our approach to managing project risk.

Project success relies on many factors, proven technologies, technical know-how, properly working equipment and good weather, to name a few. But there is one key component of project success that is sometimes overlooked: defining a clear scope of responsibility with our customers and a fair allocation of risk in the terms and conditions of a contract. We improved our ability in 2017 to manage project risk by adopting a common risk management focused contracting approach across all of our segments. This approach includes proactively partnering with customers to identify risk and challenges during the development of a project long before a request for proposal is delivered.

To limit the risk of litigation, we are also training project personnel to effectively address and resolve contract issues with customers as they occur when both parties have a fresh perspective on the situation. Our goal is to execute balanced and fair contracts that assign responsibility to each party for the risks they control. We saw the benefit of this immediately in 2017, when we used lessons learned from an unprofitable project to renegotiate a new project with the same customer but with more balanced risk-sharing by both parties. The result is a significantly more profitable project with benefits for both Aegion and the customer.

In addition to better managing risk, we filled a number of key leadership positions within the cathodic protection business to drive improved labor and equipment utilization. Our second half results were sharply improved from the first half, and we expect additional increases in profitability as we move forward.

In addition to responding to operational market challenges, we took steps in 2017 to further reduce our portfolio exposure to upstream markets with our decision to divest the pipe coating and insulation business in Louisiana. The sale process has extended longer than we previously expected. We are still in discussions with interested parties and hope to have a transaction completed in the first half of 2018.

I'll now turn to a review of our outlook for 2018. We feel confident that the decisive actions we have taken will significantly improve the profitability in our troubled businesses. These efforts combined with ongoing market strength and our backlog position as well as the improved tax rate in the 23% to 24% range, drive our favorable outlook for adjusted diluted earnings per share improvement of more than 30% in 2018 compared to 2017.

Turning to Slide 5, there are several key ways to achieving this success in 2018.

•
First, we must maintain the strong performance we saw in the North America CIPP within Infrastructure Solutions in 2017. The pressure we face with our strong market share is to maintain both share and bid margins.

•
Next, we must execute well on the large robotic field-joint coating services projects in the Middle East, which are key in helping to offset some of the lost contribution from the deepwater project within the Corrosion Protection segment. We successfully performed a similar project in the past for the same customer, so this is not new territory for us. Work commenced in the fourth quarter 2017, and the project is progressing well. We currently expect the project will not be -- we currently expect the project will be completed during the third quarter of 2018. We also have projections on timing built into our contract to cover our fixed costs in the event there are project delays outside of our control.

•
Also within Corrosion Protection, our success is dependent on our ability to drive more consistent execution within the U.S. cathodic protection businesses. In addition to the U.S. leadership changes within cathodic protection, we also named a new Corrosion Protection segment President in January of this year. Brian Groody brings a wealth of industry experience most recently serving as a Senior Executive in a large midstream engineering and construction firm. I'm confident that Brian's experience, focus on customer relationships and disciplined approach to achieving strategic goals will significantly benefit the segment in 2018.

•
Lastly, our improved performance in restructured operations will be critical in 2018. We feel good about the progress we've made, and will continue to focus on additional initiatives to reduce corporate costs.

We expect total cost reductions from these activities of more than $20 million, of which approximately $12 million relates to activities with Infrastructure Solutions, $4 million within Corrosion Protection and $4 million from reduced corporate and other expenses. These reductions helped to offset inflationary pressures we're seeing across the organization as well as investments we've made in the business including continued focus on R&D spending, further investment in our Asset Integrity Management platform and investments in sales to address underserved markets.

I'll shift now to a discussion of our current outlook and key catalysts for growth within each segment, starting on Slide 6 with Infrastructure Solutions.

In the markets, we're seeing healthy levels of municipal and infrastructure spending. Notably, a much lower portion of our business today is tied to consent decree mandates indicating more underlying strength in discretionary municipal spending than was the case several years ago. Our projections did not include any benefit from an infrastructure build that could -- that could have a positive impact on spending for municipal pipeline rehabilitation.

We expect to grow Infrastructure Solution revenues in the low to mid-single-digit range in 2018, exceeding the high watermark achieved in 2017. Adjusted operating margins are expected to increase between 100 and 200 basis points. This increase will be primarily driven by improved profitability in restructured operations, partly offset by a decline in Canada margins following the notable Halifax project I mentioned earlier as well as a slight decline due to the onetime favorable royalty settlement recognized in the third quarter of 2017. On the cost side, we will continue to assess inflationary impacts as it relates to higher oil prices and a tightening labor market as we estimate costs for our bids.

Growth catalysts in 2018 include further penetration into the pressure pipe market. While pressure pipe rehabilitation orders increased moderately in 2017, the issues we faced in the restructured businesses took some of our focus away from expanding further into this market. With those activities largely behind us, we see this as a growth lever within the Infrastructure Solution segments.

We also continue our strategy of investing in underserved North America CIPP regions as well as in pursuing increased third-party product sales in North America, Europe and Asia. Lastly, we will continue to evaluate the strategy and operating model of the restructured businesses to assess their long-term fit within the Aegion portfolio.

Turning to Corrosion Protection on Slide 7. When factoring in the more than $90 million of lost top-line contribution from the deepwater project, segment revenues are expected to decline between 10% and 15% from 2017. However, excluding the large project, revenues are projected to increase 15% to 20%. Much of this revenue increase is driven by the projects in the Middle East for onshore and offshore internal pipe field-joint coatings using our robotics technology. The expected value in 2018 is approximately $30 million at very attractive gross margins consistent with other offshore projects we've completed in the region.

Additionally, nearly 50% of Corrosion Protection's revenues come from cathodic protection services for midstream oil and gas pipelines in North America, an attractive and growing market that we believe justifies further investment to outpace market growth. To that end, we plan to continue to promote our Asset Integrity Management program, which we introduced in 2017 for pipeline corrosion surveys. The new service improves data accuracy and processing efficiency, customizes the data transfer format including geospatial mapping and provides faster access to the information by customers.

We expect to add all 2018 pipeline survey data to the database as it is collected as well as go back into 2016 and add in the remaining survey data that is not yet in the system. About 60% of the data we collected from the 25,000 miles of oil and gas pipelines we surveyed in the U.S. in 2017 is already in the Asset Integrity database. The data for multiple years allows the analysis of trends and provides our customers a more robust view of their pipeline integrity issues.

Corrosion Protection's pipeline inspection services are expected to create a multiplier effect for our other capabilities in direct pipeline inspections, engineering, cathodic protection system installations and pipeline corrosion and remediation. Our objective is to expand the relationships with our top customers, including leading pipeline owners in North America, to accelerate revenue growth. With oil prices trading in a more stable range, we are also responding to more customer inquiries for our Tite Liner® system globally, pipe coatings and insulations for United States Gulf Coast region and field coatings, both domestically and overseas.

Adjusted operating margins are expected to be between 3% and 4%, down slightly from 2017 levels, due to the higher margins achieved on the deepwater project. While we expect margins within our cathodic protection business to increase, we are being cautious on our projections on the pace for margins to return to historic levels of profitability.

Let's shift to Slide 8 to review the outlook for Energy Services, where we expect to deliver mid-single-digit revenue growth in 2018 and adjusted operating margin improvement between 75 and 150 basis points. The outlook for day-to-day downstream refinery maintenance remains robust based on our long-term contracts and position us as the lead maintenance provider in 13 to 17 refineries on the West Coast.

We have an effort underway to expand our services to those customers in mechanical maintenance, turnaround support, electrical and instrumentation maintenance, safety services, scaffolding services and small capital construction activities. Additionally, we see an opportunity to further improve margins once we get through the remaining labor transitions since we're currently maintaining an overhead structure to support a triple-breasted organization.

Note that, in 2018, we expect to participate in contract renewals for 2 key customers. While we expect to be successful in these processes, the timing of contract negotiations is likely to have a negative impact on reported backlog throughout the year.

That wraps the review of each of the segments. We are confident in our outlook to deliver EPS growth of more than 30% in 2018. Our ability to exceed this guidance is dependent on the pace of the recovery of the U.S. cathodic protection business along with the Insituform businesses in Denmark and Australia. The management team remains focused on successfully executing our organic growth strategy and attaining our three-year financial targets. Our actions to strengthen the portfolio are expected to lead to a more measured rate of long-term earnings growth for our shareholders in 2018 and beyond.

We are continuing our search for a permanent CFO. In the meantime, I appreciate the job that David Morris and the entire finance team have done to close out 2017. With that, I will turn the call over to David for his comments.

David Morris:	Thank you Chuck, and good morning to everyone joining us today.

I will first walk through the P&L highlights for full year 2017, starting with the top line, on Slide 9.

Consolidated revenues grew 11 percent over 2016 to a record $1.36 billion, driven by significant increases in each of our segments as a result of end market strength and the benefits from significant investments in recent years to improve our customer-focused approach to selling. Much of the top-line strength dropped to the bottom line as adjusted gross profits and adjusted operating income also increased 11 and 10 percent, respectively. Adjusted gross margins and adjusted operating margins were flat with the prior year at 21 percent and 5 percent, respectively, as improvements within Corrosion Protection and Energy Services were offset by the losses in the restructured operations, which also led to margin declines in Infrastructure Solutions.

Below operating income, we saw higher interest expense compared to the prior year primarily due to rising interest rates on our outstanding debt. We also recorded $2 million in other expenses, primarily related to foreign currency transaction losses. Our adjusted effective tax rate was 28% in 2017 compared to 21% in 2016, which benefitted from the reversal of certain valuation allowances.

Income attributable to non-controlling interests was nearly $3 million in 2017, increasing from a loss position in the prior year and was primarily due to contributions from our insulation joint venture in Louisiana, which performed a majority of its work on the large deepwater project.

Together, these factors led to a $0.07 decline in year-over-year adjusted diluted EPS to $1.03. As Chuck previously mentioned, results fell short of our expectations primarily due to the significant losses in the restructured operations.

On a GAAP basis, we reported a 2017 loss per diluted share of $2.08, which included:

•	After-tax charges for restructuring activities of $0.62 per diluted share;

•	Goodwill and intangible asset impairments of $2.35 per diluted share, primarily related to the exit of North America activity for non-pressure pipe contract applications of the Tyfo® system;

•	Acquisition and divestiture-related expenses of $0.06 per diluted share, primarily driven by our active Bayou sale process; and

•	Net impacts from the Tax Cuts and Jobs Act of $0.08 per diluted share related to provisional tax charges made at year end in connection with the recent tax law changes.

Looking more closely at segment performance, starting with Infrastructure Solutions on Slide 10, revenues grew 7% over the prior year to a record $612 million. Despite this top-line performance, adjusted margins were significantly diluted by $16 million of adjusted operating losses at our restructured operations. In 2017, this segment contributed more than 60% of adjusted consolidated operating income. The recovery in margins at the restructured businesses will be a key driver of margin expansion for our Infrastructure Solutions segment and for Aegion in 2018.

Turning to Slide 11, Corrosion Protection grew revenues 14% over 2016 to $456 million. Adjusted operating income more than tripled to $21 million, bolstered by the successful execution of the large deepwater project. The project’s actual margin performance exceeded budgeted margins and was a key driver in Corrosion Protection’s 290 basis point increase in both adjusted gross margins and adjusted operating margins.

Also within these results, we experienced operational challenges in our U.S. cathodic protection business, which dampened the segment’s adjusted margins. In addition, market conditions softened in Canada during the first half of 2017, which negatively impacted our business there. In response to these headwinds, we added new leadership in the U.S. business and restructured the Canadian business to match market realities. These actions lead to improved second half results compared to the first half of 2017. We expect this trend to continue in 2018 and help to offset the lost contributions from the large deepwater project.

On Slide 12, Energy Services’ revenues grew 17% over the prior year to $291 million, driven by increases across all three of its key service lines. Adjusted gross margin and adjusted operating margin increases were driven by continued improvements in labor utilization and a greater mix of higher value services. We delivered operating income of $6 million in 2017 following a challenging year in 2016, when we took actions to reduce the segment’s exposure to the upstream energy markets. We expect continued growth from this segment in 2018 as we complete the transition of our workforce at California refineries to the trade unions and as we continue to expand our share of services with our existing customer base.

Shifting to Slide 13, Chuck walked you through guidance elements for 2018 within each of the segments. On a consolidated basis, we expect total revenues to be essentially flat with 2017’s record results, offsetting the loss of nearly $95 million in top-line contribution from the large deepwater project in 2017. Our ability to target flat revenues in 2018 is impressive given the significant impact of the large project on 2017.

We expect total adjusted gross margin and adjusted operating margin improvements of between 50 and 100 basis points, primarily driven by improvements in the restructured businesses and in the U.S. cathodic protection business, but partially offset by the loss of margin contribution from the large deepwater project.

Operational spend as a percentage of revenue is expected to remain in line with 2017 levels at approximately 16%. While we are realizing expense reductions as a result of our restructuring activities, we continue to reinvest in certain areas of the business to fund organic growth and also to support R&D projects. In addition, 2018’s plan includes an additional $6.0 million in incentive compensation expense compared to 2017, which saw reduced or no bonus payouts based on performance below expectations.

We see additional opportunity in this area of spend and are launching initiatives in 2018 aimed at reducing our overhead spending as a percentage of revenues to closer to 15 percent over the next 12 to 24 months.

In 2018, we expect interest expense to be in the $13.5 to 14.5 million dollar range, declining from 2017 levels, primarily due to lower expected levels of debt.

Income attributable to non-controlling interest is expected to be in the $2 to $2.5 million dollar range, driven primarily by expected earnings contributions from our joint ventures in the Middle East and Asia.

Our adjusted effective tax rate is now expected to be between 23 and 24 percent due to the recent U.S. tax law changes.

Lastly, we now expect total restructuring and impairment charges to be between $115 and $120 million dollars, with total cash costs of $19 to $21 million. The additional $5 to $10 million in remaining costs are expected to be incurred during the first half 2018. We expect total cost reductions associated with the restructuring to be in excess of $20 million, with approximately 30% of reductions realized within cost of sales and the remaining 70% within operational spend.

I’d also like to provide a view on the quarterly phasing of earnings throughout 2018 since our results are affected by seasonality and the timing of key project work. The first quarter is typically the weakest of the year due to lower construction activities in many parts of our business due to adverse weather conditions and a slower pace for customer work releases at the start of a new fiscal year. In the first six weeks of the year, much of the Northern Hemisphere was gripped by extremely cold temperatures, which impacted business at some of our U.S. and Canadian operations. Additionally, first quarter results are expected to be lower than 2017 due to the absence of the large deepwater project, which provided a strong contribution in the first two quarters of 2017. We expect first quarter 2018 results to be more in line with seasonal norms experienced in the first quarters of 2015 and 2016.

We expect as much as 70% of our full year earnings to be realized in the second and third quarters of 2018, which are seasonally our strongest quarters for construction activity. Results then tend to trail off again in the fourth quarter with the return of winter weather and lower utilization around the holidays.

Now let’s turn to cash flow on Slide 15.

Our cash position remains strong and we ended the year with $106 million in cash, excluding approximately $1 million of cash associated with assets held for sale. Cash flow from operating activities in 2017 was $66 million, or nearly two times adjusted net income. Free cash flow was $36 million, with free cash flow conversion of one times adjusted net income. Both metrics were in line with our financial targets despite incurring nearly $10 million of cash restructuring charges during the year.

Yesterday, we announced an amendment to our credit facility. The facility consists of a $300 million revolving line of credit and a $308 million five-year term loan facility. Interest terms under the original facility, which are generally favorable to the company, remain the same under the amended facility. The amendment extended the term of the facility from October 2020 to February 2023, provided lender pre-approval for a sale of Bayou and updated the credit facility’s defined terms to allow an add-back of certain charges related to our 2017 restructuring when calculating our compliance with financial covenants.

Adjusting for this amendment, Aegion’s consolidated leverage ratio at December 31, 2017 was 2.97 to 1.00 and the Company had the capacity to borrow up to an additional $95 million of debt.

In 2015, we fixed the interest rate of 75% of our term loan through October 2020 through an interest rate swap, and we expect to enter into a new swap to fix 75% of the term loan from October 2020 through February 2023.

We are committed to a disciplined approach towards capital allocation, and intend to continue investing in our businesses to improve productivity, drive increased sales and fund new product development. In addition, we expect to continue to return cash to our stockholders through our open market share repurchase program.

Our first priority for cash is debt repayment, with the goal of keeping our debt to EBITDA ration below 3.0 and 1.0. We paid down nearly $20 million in debt in 2017, ending the year with $38 million outstanding on our revolver and approximately $308 million on our term loan. In 2018, we have required debt repayments of $26 million on our term loan and will seek to opportunistically reduce borrowings on our line of credit throughout the year.

Our second priority for cash is for capital spending. During 2017, capital expenditures of $31 million were primarily related to growth and maintenance capital associated with our CIPP operations in the United States and Europe and for investments to support our pipe coating and insulation business. For 2018, we anticipate we will spend approximately $30 to $35 million for capital expenditures, with investments supporting CIPP growth of our Infrastructure Solutions business, our Corrosion Protection businesses in the Middle East and expansion of our domestic cathodic protection facilities.

Our third priority is returning cash to stockholders through our open market share repurchase program. During 2017, we acquired nearly 1.6 million shares of our common stock for $35 million at an average price of $22.10 per share. We also purchased an additional 113,000 shares of common stock for $2.5 million to satisfy tax obligations related to employee equity awards.

Over the last five years, we have spent more than $145 million to repurchase approximately 7 million shares in open market transactions at an average price of $20.63 per share. Looking at our share price levels today, we view this as a successful strategy.

Last October, our Board of Directors authorized a program to repurchase up to $40 million of the Company’s common stock in 2018 through open market repurchases. Our recent credit facility amendment reduces that authorization to $30 million in 2018, but it returns to $40 million in 2019 and beyond, subject to Board of Directors’ approval. We expect to continue Aegion’s open market share repurchase program; however, the number of shares repurchased in any given year may vary based on the market price of our shares.

We believe we have a solid organic growth strategy to deliver stockholder value, which places sizable M&A activity at the bottom of our priority list. We will, however, continue to evaluate smaller acquisitions that add new technologies to our product and services portfolio or new geographic areas. Should an opportunity present itself, we will employ a disciplined approach to evaluate its potential to support our mission and deliver appropriate stockholder value.

In 2018, we plan to repatriate approximately $25 million of foreign-held cash to the U.S. to support our capital allocation program.

We delivered a return on invested capital of 6.3% in 2017. While this result is an improvement over 2016 levels, we are performing below our cost of capital and initial long-term target of nearly 9%. When we adjust for the benefit of a lower effective tax rate as a result of the Tax Cuts and Jobs Act, we now target our ROIC to approach 10% by 2019. Achieving this will require significant discipline in capital allocation as well as continued improvements in operating profitability.

We believe we are positioned today in the right markets and with the right earnings profiles to achieve these returns.

With that review of our financial results and 2018 outlook, I will now turn the call over to the operator to begin the Q&A session.

Operator:	(Operator Instructions) And the first question comes from the line of Eric Stine with Craig-Hallum.

Aaron Spychalla:	This is Aaron Spychalla for Eric Stine.

Chuck Gordon:	Thank you.

Aaron Spychalla:
Maybe first on Infrastructure. I know you're guiding for 100 to 200 basis points of expansion for operating margins in 2018. But can you just talk about if there is anything structurally that's changed in that segment? Looking back a couple of years, when you were kind of 10% plus operating margins there. I know you've kind of been integrating the Underground Solutions acquisitions and dealing with Fyfe in some of the International CIPP stuff. But is there anything structural there on bid margins, material costs, anything like that?

Chuck Gordon:
No, it's very interesting. With the improved revenues that we had last year in North America, I think that our overall growth margin was down just slightly. I mean, it was dead, almost flat with what we had in 2016. The key for us getting back to the near 10% operating margin is going to be the pace at which these restructured businesses recover. We feel really good about where we're at with Fyfe in North America. That business, like I mentioned, made money in -- in December, and we're looking forward to be accretive in Q1. UGS is also off to a real nice start for the year. We like the progress that we've made both in Denmark and Australia.

I think we're past most of the restructuring effort in Denmark. We still have some backlog challenges in Denmark, and we're watching that very closely. In Australia, we have good backlog, but there's still a little bit of restructuring to be done. And we're pretty optimistic about that business, but we've been pretty careful with our projections for operating margins because we want to make sure that we're conservative about the pace of recovery in those businesses.

Aaron Spychalla:
Understood. And then maybe secondly, on the Energy segment. Solid revenue growth in 2017. And I see you're guiding for mid-single digits in 2018. Can you talk about how conservative you're being there? And you mentioned a couple of key contract renegotiations. I mean is there the potential that we can see better growth from there? And then on the margins. Are you still thinking, I see 300 to 400 bps of expansion, but what are the drivers there to get to the high end of maybe that margin goal?

Chuck Gordon:
Yes. So we have 2 more refineries that are transitioning to the trades this year. We expect both those transitions will be successful. Remember that we only hold 12 months, or until contract-end, whichever shorter in backlog. So you will see Energy Services backlog decline over the course of the year. I think as we move forward, the key there is that we need to maintain a very lean overhead structure, and as we add new services, we're excited about some of the things that we're doing. Our safety services was up nicely year-over-year. We just received our first order for scaffolding services on the West Coast. There's opportunities to grow by more than we expect on the top line, but the key to that business is keeping the overhead very lean. Obviously, the operating -- or the gross margins of the business are tight, and we expect to do that, but there is opportunities to grow more than that. We want to be -- again, we want to be fairly careful for what we're projecting for the year.

Operator:	And the next question will come from the line of Robert Burleson with Canaccord.

Robert Burleson:
Just curious, you've got 15% to 20% growth -- kind of -- exit the deepwater numbers in Corrosion Protection this year. And I'm curious how close that might be to normalized growth going forward. Or should we still be thinking about some lumpiness there considering the size of the Middle East work that you're doing this year?

Chuck Gordon:
Yes, I think -- so the Middle East business is doing well across all of the lines. Certainly, the coating services project that we're doing, the offshore project, where we're doing weld coating is a highlight for that segment. As I look at the business, I think we can grow that business sort of mid-single digits on an ongoing basis. I wouldn't expect 15% to 20%. I think what you're seeing there is really the impact of that large offshore project, but we do believe we can grow that business consistently in sort of the mid-single digits range as we go forward.

Robert Burleson:	And are there opportunities for other large offshore projects to come up occasionally like that?

Chuck Gordon:
Yes, actually, we are -- we're tracking several large projects in the Middle East. We'll see how those transpire over the course of the year. But there's -- as oil and gas prices have stabilized, we're seeing increased spending, particularly in the Middle East, and in -- some in Canada. But we would expect to see large projects come through over the course of the year. Whether they'll be at the $30 million range, that's a big one for us. But significant projects we would expect to see over the course of the year.

Robert Burleson:	Great. And then it sounds like maintenance CapEx, some improvements in the U.S, some signs of life in Canada. Just wondering if you can update us on what you're seeing for trends there?

Chuck Gordon:	So we -- for which segment?

Robert Burleson:	Just for the Infrastructure Solutions but also Corrosion Protection. Just wondering generally what the environment's like for maintenance CapEx there.

Chuck Gordon:
So the markets are good. We continue to see a strong bid table for North America rehab in Infrastructure Solutions. We've had a very nice start to the year in both Fyfe North America and UGS. We -- on our cathodic protection services business, we've had very nice bookings to start the year out. So what I would say is, across our markets, we feel really good about the tailwinds.

Robert Burleson:
Okay, great. And then, this may have been touched on a little bit in the prior questioner's comments. But just wondering any underlying price dynamics in Infrastructure Solutions that could affect operating margins net of the restructuring benefits that you guys are getting this year.

Chuck Gordon:
Certainly, the North America Rehab market's very competitive. There's a lot of different companies that participate in that market. We've got some advantages because of our backward integration. I would say that we would expect that market to continue to be competitive. But it was competitive last year, and what we saw last year was our gross margin was pretty much in line with what we saw in 2016. We did have a couple really nice projects that probably bumped that up a little bit. But generally I don't expect to see an increase in competitiveness over all of the markets. It's always been a competitive market. It'll continue to be, and our ability to compete is -- has to be based on being very productive.

Robert Burleson:	And so you see this restructuring in that area kind of the last efforts that you're probably going to have to do as you try to get to your targets over the next few years?

Chuck Gordon:
Yes, I think so. Remember the restructuring that we did was in Fyfe North America, and I think we've got that set up the way we want it now. And then the businesses in Australia and Denmark were also restructured. We've taken a lot of cost out of those businesses. I think we've got the right management teams in place now. The market in Australia in particular, looks strong, and we are going to continue to evaluate those two businesses and make sure that the risk rewards and that they are in line with our strategic priorities. But we feel like the restructuring is coming to an end now for Infrastructure Solutions, and like what we see for the future.

Operator:	And the next question will come from the line of Craig Bibb with CJS Securities.

Pete Lucas:
It's actually Pete Lucas. Craig had to jump off. Most of my questions have been answered. Just kind of wondering any update you can give us on the CFO search in terms of how it's going and timing and also along that same vein, having had a fresh set of eyes looking at internal reporting for the last few weeks, any key issues stand out to that or priorities to be addressed.

Chuck Gordon:
I think, first of all, the recruiting process is going well. We've had a lot of interest. We would expect to make an announcement certainly I'd think what -- the timing that I mentioned on the Q3 call stands, which we certainly expect to make an announcement before the end of Q2, and the candidate pool's been rich. So we're excited about that. I would say on the accounting side. No real surprises. David maybe you want to comment on that?

David F. Morris:
No, I agree with that. I do think it plays into the restructuring. As part of the closeout process and with the tax reform, there are some additional things we can do that will be part of the 2017 restructuring related to some of our holding companies and some of our domestic entities that will be a simplification exercise, but I really see nothing through the year-end close that, that was anything other than expected.

Operator:	And the next question will come from the line of Bill Newby with D.A. Davidson.

William Newby:
Just had a couple of follow-ups on the Infrastructure Solutions segment. Just, I guess, what exactly is baked into that 100 to 200 basis point margin expansion in terms of the -- I guess the International businesses. It's good to hear that Fyfe is now profitable, but I guess how much of a recovery do you need to see in Denmark and Australia that hits that target? Are we talking breakeven or do you need a more significant recovery there?

Chuck Gordon:	So what we've budgeted and targeted and would expect from those businesses is sort of breakeven for 2018.

William Newby:	And then, Chuck, any more color on what you're seeing in those specific markets longer term? Are you optimistic about the growth there? Can you provide a little more outlook?

Chuck Gordon:	Well, I think -- is that specific to the 2 International businesses?

William Newby:	Right. Yes, Denmark and Australia.

Chuck Gordon:
So the market in Australia is good. It's a business that probably can do $20 or $25 million dollars a year in revenue. It's certainly a long ways from home for us, and it's -- when you're managing across that kind of distance, it's always a bit of a challenge, and so when we talk about taking a hard look at the market and the dynamics of the market, I think they're strong. The question is whether that's a good fit for us and in long term our strategy. Denmark fits into our European strategy really well. As we look at the market, historically there's been a fairly good-sized market given the size of the country, and really when we talk about Denmark, we're talking about Denmark and Sweden, both those countries sort of act together as a CIPP market. We have done a lot of work to restructure and reorganize the business in Denmark. The challenge we have in Denmark now is we've got some backlog, but we need some orders to get released, and we're watching that very carefully, but that business becomes a bit more of our overall strategy in Europe. So as we look at Denmark and Australia, we have targeted them both to breakeven this year. Certainly that won't happen in the first quarter, but we would expect to see continued improvement and profitability in the second half of the year, and we're watching it very closely, and that's part of the conservatism on IS, is we want to be very careful with how we think about those businesses and the pace of their recovery.

Operator:	(Operator Instructions) And the next question will come from the line of Missa Sangamino with Stiefel.

Missa Sangamino:
So just I think Eric touched on this a bit, but just given the transition in the refinery services market in California to union labor, just given that legislation, can you give us kind of a -- some more color on how you're transitioning Aegion for that change?

Chuck Gordon:
So remember that we bought a company called Schultz Construction back in 2015. And the primary reason we bought that business was because it gave us a trade entity in California. And so what we've done is we've transitioned that entity from being primarily a small construction company to really being our union arm and it allowed us to be triple-breasted. The transitions have went well. We were the first company to transition refineries, any of the refineries on the West Coast to union labor. We did the first two last year. We've got more coming up this year, but it went very well. In fact, very, very smoothly overall, and we've worked well with, obviously with our customers, but also with the unions to create the right work environments so we can be productive.

Missa Sangamino:	That's helpful. And then obviously, order activity was really great during the quarter. How sustainable do you think this is as we're getting into 2018?

Chuck Gordon:
Well, we expect to have very good orders in 2018. Now we had tremendous orders last year. We would expect that to continue. We don't expect a big increase. Remember last year, our orders were up significantly, 20% year-over-year. I wouldn't expect that to happen this year. I would expect a much more moderate growth in orders and more in line with our long-term expectation of low single to mid digits. But we expect to maintain the overall level of orders as we go forward.

Missa Sangamino:
Great. And then just if you could, give us an update on, since there are some new material out there, any updated thoughts on the potential for an Infrastructure Bill to sort of come throughout the federal level?

Chuck Gordon:
Yes, I can't say. We follow it. Obviously, we think the Infrastructure Bill would probably benefit us if it's put together correctly. But I would hate to hazard a guess on whether that's actually going to occur or not and more importantly what does it looked like and how much of it is focused on water and wastewater. So we follow it, we're very interested in it, but I would hate to hazard a guess on what that final bill might look like.

Operator:	This does conclude our question-and-answer session today. I would now like to turn the call back over to Mr. Chuck Gordon for any closing remarks.

Chuck Gordon:
Aegion’s actions in 2017 simplify and position our company to deliver the stable long-term earnings growth. Our focus is on market opportunities with favorable earnings profiles. Infrastructure spending remains strong and energy markets are improving. With a disciplined approach as we adopted for sales, management of project risk, operations and capital allocation, I believe we have what it takes to bring our distinct competitive advantages to market and earn the returns our stockholders expect.

Thank you for joining us today and for your continued support of Aegion. I also want to thank our more than 5,000 employees worldwide that remain committed to achieving Aegion’s long-term targets. We look forward to updating you on our progress throughout the year.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This does conclude your program. You may all disconnect. Everyone, have a great day.